Exhibit 99.1

Contact:
Bee van Kessel
Tel: + 1 835 235 0735
Email: investorrelations@trinseo.com

Trinseo Reports First Quarter 2026 Financial Results

First Quarter 2026 Highlights

●	Net loss of $116 million and EPS of $(3.20) included $31 million of pre-tax charges, primarily related to ongoing lender negotiations and asset restructuring programs
●	Adjusted EBITDA* of $53 million was $12 million below prior year, which included $26 million of polycarbonate technology licensing income, partially offset by savings from previously announced restructuring actions
●	Cash used in operating activities of $233 million and capital expenditures of $11 million resulted in Free Cash Flow* of negative $244 million and ending cash of $114 million (of which $4 million was restricted) and total liquidity of $114 million
●	In April, the Company amended its revolving credit facility to add $50 million of incremental commitments, enhancing near‑term liquidity

	Three Months Ended
	March 31,
$millions, except per share data	2026	2025
Net Sales	$725	$785
Net Loss	(116)	(79)
Diluted EPS ($)	(3.20)	(2.22)
Adjusted Net Loss*	(75)	(49)
Adjusted EPS ($)*	(2.06)	(1.37)
EBITDA*	22	30
Adjusted EBITDA*	53	65
Cash used in operating activities	(233)	(110)
Free Cash Flow*	(244)	(119)

*For a reconciliation of EBITDA, Adjusted EBITDA, and Adjusted Net Loss, all of which are non-GAAP measures, to Net Loss, as well as a reconciliation of Free Cash Flow and Adjusted EPS, see Notes 2 and 3 to the financial statements included below.

WAYNE, Pa — April 30, 2026 — Trinseo a specialty material solutions provider, today reported its first quarter 2026 financial results. Net sales of $725 million decreased 8% compared with the prior year, driven by 9% lower prices across all business segments due to competitive pressures and lower raw material costs and 4% decrease from volumes, partially offset by a 5% favorable currency impact. First quarter net loss of $116 million was $37 million lower than prior year. The current year quarter included $31 million of pre-tax charges primarily related to costs incurred in connection with ongoing lender negotiations and asset restructuring programs. Adjusted EBITDA of $53 million was $12 million below prior year, driven by $26 million of polycarbonate technology licensing income in the prior year, partially offset by savings from previously announced restructuring actions.

First quarter cash used in operating activities of $233 million and capital expenditures of $11 million led to Free Cash Flow* of negative $244 million. Free cash flow was affected by three primary factors – typical first quarter seasonality, a contraction in trade credit from suppliers and other counterparties, and higher raw material costs.

First Quarter Results and Commentary by Business Segment

●	Engineered Materials net sales of $263 million for the quarter decreased 5% versus prior year primarily due to lower prices and lower MMA volumes following the closure of our virgin MMA production facilities in Italy. Adjusted EBITDA of $34 million increased $8 million versus prior year due to savings from closing our aforementioned MMA facilities, share gain in PMMA products in Europe, and strategic margin expansion initiatives in our surfaces products in North America.
●	Latex Binders net sales of $197 million for the quarter decreased 6% versus prior year from lower prices, primarily in paper and board and textile applications globally. Adjusted EBITDA of $16 million was $8 million below prior year from weak demand and low margins in paper and board and textile applications mainly in Europe. Net sales to CASE and battery binders applications accounted for 19% of total segment net sales, with volume increasing 14% over prior year in a soft market environment.
●	Polymer Solutions net sales of $265 million for the quarter decreased 11% versus prior year from lower prices and lower polystyrene volumes. Adjusted EBITDA of $24 million was $20 million below prior year, primarily due to $26 million of polycarbonate licensing income in the prior year, partially offset by mix improvement. The favorable mix stems from higher ABS volumes in North America from share gain, which were offset by lower polystyrene volumes in Europe due to strategically optimized customer mix.
●	Americas Styrenics Adjusted EBITDA of $2 million for the quarter was $4 million above prior year from stronger styrene and polystyrene performance.

Commenting on the Company’s first quarter performance, Frank Bozich, President and Chief Executive Officer of Trinseo, said, “Amidst dynamic market and macroeconomic conditions during the first quarter, our team demonstrated remarkable resilience. We continued to build for the future across our priority areas like battery binders, CASE, PMMA, Asia, and recycled content containing platforms to drive profitable, sustainable growth. I am grateful for the dedication and impact of our entire workforce, who have demonstrated their commitment throughout this quarter. Our mission remains clear: deliver unmatched materials and service excellence for our customers, while navigating significant geopolitical uncertainty.”

About Trinseo

Trinseo, a specialty material solutions provider, partners with companies to bring ideas to life in an imaginative, smart and sustainably focused manner by combining its premier expertise, forward-looking innovations and best-in-class materials to unlock value for companies and consumers.

From design to manufacturing, Trinseo taps into decades of experience in diverse material solutions to address customers’ unique challenges in a wide range of industries, including building and construction, consumer goods, medical and mobility.

Trinseo’s employees bring endless creativity to reimagining the possibilities with clients all over the world from the company’s locations in North America, Europe and Asia Pacific. Trinseo reported net sales of approximately $3.0 billion in 2025. Discover more by visiting www.trinseo.com and connecting with Trinseo on LinkedIn, Twitter, Facebook and WeChat.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income excluding certain GAAP items (“non-GAAP measures”), such as Adjusted Net Income (Loss), EBITDA, Adjusted EBITDA and Adjusted EPS and measures of liquidity excluding certain GAAP items, such as Free Cash Flow. We believe these measures are useful for investors and management in evaluating business trends and performance each period. These measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity, as applicable. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information presented herein.

Cautionary Note on Forward-Looking Statements

This press release may contain forward-looking statements including, without limitation, statements concerning plans, objectives, goals, projections, forecasts, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts. Forward-looking statements may be identified by the use of words like “expect,” “anticipate,” “believe,” “intend,” “forecast,” ”estimate,” “see,” “outlook,” “will,” “may,” “might,” “potential,” “likely,” “target,” “plan,” “contemplate,” “seek,” “attempt,” “should,” “could,” “would,” or expressions of similar meaning. Forward-looking statements reflect management’s evaluation of information currently available and are based on our current expectations and assumptions regarding our business, the economy, our current indebtedness, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Factors that might cause future results to differ from those expressed by the forward-looking statements include, but are not limited to, our ability to continue as a going concern; our ongoing discussions with our financial stakeholders; our significant levels of indebtedness and our ability to service, repay or refinance our indebtedness; our ability to meet the covenants under our existing indebtedness; deterioration of our credit profile limiting our access to commercial credit; unexpected payment obligations or liabilities which could create liquidity challenges; conditions in the global economy and capital markets, including persistent decreased customer demand and the impact of tariffs on global trade relations; our ability to successfully generate cost savings through restructuring and cost reduction initiatives; our ability to successfully execute our business and transformation strategy; increased costs or disruption in the supply of raw materials; increased energy costs; the timing of, and our ability to complete, a sale of our interest in Americas Styrenics; compliance with laws and regulations impacting our business; any disruptions in production at our chemical manufacturing facilities, including those resulting from accidental spills or discharges; our ability to generate cash flows from operations and achieve our forecasted cash flows; and those discussed in our Annual Report on Form 10-K, under Part I, Item 1A —"Risk Factors" and elsewhere in our other reports, filings and furnishings made with the U.S. Securities and Exchange Commission from time to time. As a result of these or other factors, our actual results, performance or achievements may differ materially from those contemplated by the forward-looking statements. Therefore, we caution you against relying on any of these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRINSEO PLC

Condensed Consolidated Statements of Operations

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
Net sales	$724.7	$784.8
Cost of sales	663.0	721.0
Gross profit	61.7	63.8
Selling, general and administrative expenses	87.4	91.0
Equity in earnings of unconsolidated affiliate	2.1	(1.8)
Operating loss	(23.6)	(29.0)
Interest expense, net	78.7	66.6
Other expense (income), net	4.2	(23.2)
Loss before income taxes	(106.5)	(72.4)
Provision for income taxes	9.4	6.6
Net loss	$(115.9)	$(79.0)
Weighted average shares- basic	36.2	35.5
Net loss per share- basic	$(3.20)	$(2.22)
Weighted average shares- diluted	36.2	35.5
Net loss per share- diluted	$(3.20)	$(2.22)

TRINSEO PLC

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	March 31,	December 31,
	2026	2025
Assets
Cash and cash equivalents	$110.6	$146.7
Accounts receivable, net of allowance	426.2	364.5
Inventories	323.4	316.0
Other current assets	83.5	37.5
Investments in unconsolidated affiliate	209.1	206.9
Property, plant, equipment, goodwill, and other intangible assets, net	1,031.7	1,084.2
Right-of-use assets - operating, net	61.1	56.2
Other long-term assets	63.7	68.2
Total assets	$2,309.3	$2,280.2
Liabilities and shareholders’ equity (deficit)
Current liabilities	3,200.5	714.7
Long-term debt, net of unamortized deferred financing fees	2.2	2,332.5
Noncurrent lease liabilities - operating	52.7	47.9
Other noncurrent obligations	276.8	282.9
Shareholders’ equity (deficit)	(1,222.9)	(1,097.8)
Total liabilities and shareholders’ equity (deficit)	$2,309.3	$2,280.2

TRINSEO PLC

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended
	March 31,
	2026	2025
Cash flows from operating activities
Cash used in operating activities	$(232.9)	$(110.2)

Cash flows from investing activities
Capital expenditures	(11.3)	(8.7)
Proceeds from the sale of other assets	3.6	—
Cash used in investing activities	(7.7)	(8.7)

Cash flows from financing activities
Deferred financing fees	—	(19.8)
Short-term borrowings, net	(0.5)	(1.8)
Dividends paid	(0.5)	(0.5)
Withholding taxes paid on restricted share units	(0.2)	—
Repurchases and repayments of long-term debt	(3.0)	(5.1)
Net proceeds from issuance of 2028 Refinance Term Loans	—	115.0
Repayments of 2025 Senior Notes	—	(115.0)
Proceeds from Accounts Receivable Securitization Facility	22.0	70.0
Repayments of Accounts Receivable Securitization Facility	—	(10.0)
Proceeds from Revolving Facility	230.0	—
Repayments of Revolving Facility	(40.0)	—
Cash provided by financing activities	207.8	32.8
Effect of exchange rates on cash	(2.0)	2.5
Net change in cash, cash equivalents, and restricted cash	(34.8)	(83.6)
Cash, cash equivalents, and restricted cash—beginning of period	149.0	211.9
Cash, cash equivalents, and restricted cash—end of period	$114.2	$128.3
Less: Restricted cash	3.6	2.2
Cash and cash equivalents—end of period	$110.6	$126.1

TRINSEO PLC

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Net Sales by Segment

	Three Months Ended
	March 31,
(In millions)	2026	2025
Engineered Materials	$263.0	$277.3
Latex Binders	196.5	209.3
Polymer Solutions	265.2	298.2
Americas Styrenics*	—	—
Total Net Sales	$724.7	$784.8

* The results of this segment are comprised entirely of earnings from Americas Styrenics, our 50%-owned equity method investment. As such, we do not separately report net sales of Americas Styrenics within our condensed consolidated statements of operations.

Note 2: Reconciliation of Non-GAAP Performance Measures to Net Income

EBITDA is a non-GAAP financial performance measure, which is defined as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense. We refer to EBITDA in making operating decisions because we believe it provides our management as well as our investors with meaningful information regarding the Company’s operational performance. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis.

We also present Adjusted EBITDA as a non-GAAP financial performance measure, which we define as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring charges; acquisition related costs and benefits, and other items. In doing so, we are providing management, investors, and credit rating agencies with an indicator of our ongoing performance and business trends, removing the impact of transactions and events that we would not consider a part of our core operations.

Lastly, we present Adjusted Net Income (Loss) and Adjusted EPS as additional performance measures. Adjusted Net Income (Loss) is calculated as Adjusted EBITDA (defined beginning with net income from continuing operations, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income (Loss) per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income (Loss) and Adjusted EPS provide transparent and useful information to management, investors, analysts and other stakeholders in evaluating and assessing our operating results from period-to-period after removing the impact of certain transactions and activities that affect comparability and that are not considered part of our core operations.

There are limitations to using the financial performance measures noted above. These performance measures are not intended to represent net income or other measures of financial performance. As such, they should not be used as alternatives to net income as indicators of operating performance. Other companies in our industry may define these performance measures differently than we do. As a result, it may be difficult to use these or similarly named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

	Three Months Ended
	March 31,
(In millions, except per share data)	2026	2025
Net loss	$(115.9)	$(79.0)
Interest expense, net	78.7	66.6
Provision for income taxes	9.4	6.6
Depreciation and amortization (a)	49.8	36.0
EBITDA	$22.0	$30.2
Loss on financing transactions (b)	—	24.9	Selling, general, and administrative expenses
Net gain on disposition of businesses and assets (c)	(3.6)	—	Selling, general, and administrative expenses
Restructuring and other charges (d)	9.2	7.4	Selling, general, and administrative expenses
Other items (e)	25.0	2.3	Selling, general, and administrative expenses, Other expense (income), net
Adjusted EBITDA	$52.6	$64.8
Adjusted EBITDA to Adjusted Net Loss:
Adjusted EBITDA	52.6	64.8
Interest expense, net	78.7	66.6
Provision for income taxes - Adjusted (f)	9.6	1.2
Depreciation and amortization - Adjusted (g)	38.9	45.5
Adjusted Net Loss	$(74.6)	$(48.5)
Weighted average shares- diluted	36.2	35.5
Adjusted EPS	$(2.06)	$(1.37)

Adjusted EBITDA by Segment:
Engineered Materials	$33.7	$25.7
Latex Binders	16.4	24.5
Polymer Solutions	23.7	44.5
Americas Styrenics	2.1	(1.8)
Corporate Unallocated	(23.3)	(28.1)
Adjusted EBITDA	$52.6	$64.8

(a)	During the three months ended March 31, 2026, the Company recognized $9.2 million for accelerated amortization of capitalized software assets related to our current ERP system which is being transitioned to a cloud-based system.

During the three months ended March 31, 2025, an $8.1 million benefit was recognized due to a change in cost estimate related to the Boehlen, Germany asset retirement obligation as the Company was able to realize efficiencies during decommissioning.

(b)	Amounts for the three months ended March 31, 2025 primarily relate to fees incurred in conjunction with Company’s debt refinancing transaction that did not meet the criteria for deferred financing charges.
(c)	Amounts for the three months ended March 31, 2026 primarily relate to gain on sale of assets after certain of the Company’s restructuring plans.
(d)	Restructuring and other charges for the 2026 and 2025 periods primarily relate to employee termination benefits, contract termination costs as well as decommissioning and other charges incurred in connection with the Company’s restructuring plans.
(e)	Other items for the 2026 period primarily relate to costs incurred in connection with ongoing lender negotiations. Other items for the 2025 period primarily relate to fees incurred in conjunction with certain of the Company’s strategic initiatives, including the potential divestiture of our styrenics business.
(f)	Adjusted to remove the tax impact of the items noted within the table above. The income tax expense (benefit) related to these items was determined utilizing either (1) the estimated annual effective tax rate on our ordinary income based upon our forecasted ordinary income for the full year or, (2) for items treated discretely for tax purposes we utilized the applicable rates in the taxing jurisdictions in which these adjustments occurred.
(g)	Amounts for the three months ended March 31, 2026 and 2025 exclude accelerated depreciation of $10.9 million and $9.4 million, respectively. The 2026 period charges are primarily related to the shortening of the useful life of certain IT assets in preparation to move to a cloud hosted platform. The 2025 period charges are primarily related to the shortening of the useful life of certain assets related to the 2024 restructuring plan.

Note 3: Reconciliation of Non-GAAP Liquidity Measures to Cash from Operations

The Company uses certain measures, such as Free Cash Flow as non-GAAP measures, to evaluate and discuss its liquidity position and results. Free Cash Flow is defined as cash from operating activities, less capital expenditures. We believe that Free Cash Flow provides an indicator of the Company’s ongoing ability to generate cash through core operations, as it excludes the cash impacts of various financing transactions as well as cash flows from business combinations that are not considered organic in nature. We also believe that Free Cash Flow provides management and investors with useful analytical indicators of our ability to service our indebtedness, pay dividends (when declared), and meet our ongoing cash obligations.

Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as alternatives for that measure. Other companies in our industry may define Free Cash Flow differently than we do. As a result, it may be difficult to use this or similarly named financial measures that other companies may use, to compare the liquidity and cash generation of those companies to our own. The Company compensates for these limitations by providing the following detail, which is determined in accordance with GAAP.

Free Cash Flow

	Three Months Ended
	March 31,
(In millions)	2026	2025
Cash used in operating activities	$(232.9)	$(110.2)
Capital expenditures	(11.3)	(8.7)
Free Cash Flow	$(244.2)	$(118.9)